The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 29, 2021.

Preliminary Pricing Supplement No. A381 To Product Supplement No. I−A dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 January 29, 2021
Financial Products
$ Accelerated Return Equity Securities (ARES®) due March 9, 2022 Linked to the Performance of an Equally Weighted Basket Consisting of Ten Underlyings
•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal at maturity.

•	If the Final Basket Level is greater than the Initial Basket Level, investors will receive the principal amount of their investment plus a return based on the leveraged upside performance of an equally weighted basket consisting of ten stocks, subject to the Maximum Return. If the Final Basket Level is equal to the Initial Basket Level, investors will receive the principal amount of their investment.

•	If the Final Basket Level is less than the Initial Basket Level, investors will lose 1% of their principal for each 1% decline in the level of the Basket from the Initial Basket Level to the Final Basket Level. You could lose your entire investment.

•	Investors should be willing to accept the risks of owning equities in general and the Basket Components in particular.

•	Senior unsecured obligations of Credit Suisse maturing March 9, 2022. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities is expected to be determined on or about February 2, 2021 (the “Trade Date”) and the securities are expected to settle on or about February 9, 2021 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $995.50 per $1,000 principal amount of securities.

(2) We or any Agent (as defined in “Supplemental Plan of Distribution (Conflicts of Interest),” one of which is our affiliate) may pay varying discounts and commissions of up to $2.50 per $1,000 principal amount of securities, of which $2.50 may be paid to certain institutions or service providers on securities not sold to certain fiduciary accounts in consideration for providing education, structuring or other services with respect to the distribution of the securities. CSSU, an Agent, or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. The Agent(s) through whom we distribute securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by the Agent(s), may be compensated separately and may also receive commissions from purchasers for whom they may act as agents. In addition, an affiliate of ours will pay referral fees of $2 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $920 and $970 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

February  , 2021

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Reference Share Issuer:	For each Basket Component, the issuer of such Basket Component.
Basket:	The securities are linked to the performance of an equally weighted basket consisting of the underlyings set forth in the table below (each a “Basket Component,” and together, the “Basket Components”). For more information on the Basket Components, see “The Basket Components” herein. Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:
Basket Component	Ticker	Initial Level	Component Weighting
Class A common stock of Airbnb, Inc.	ABNB UW <Equity>		10/100
Common stock of Amgen Inc.	AMGN UW <Equity>		10/100
Common stock of Amazon.com, Inc.	AMZN UW <Equity>		10/100
Common stock of BlackRock, Inc.	BLK UN <Equity>		10/100
Common stock of Eli Lilly and Company	LLY UN <Equity>		10/100
Common stock of lululemon athletica inc.	LULU UW <Equity>		10/100
Common stock of Southwest Airlines Co.	LUV UN <Equity>		10/100
Common stock of MSCI Inc.	MSCI UN <Equity>		10/100
Common stock of Micron Technology, Inc.	MU UW <Equity>		10/100
Class A common stock of Snowflake Inc.	SNOW UN <Equity>		10/100
Upside Participation Rate:	300%
Redemption Amount:	At maturity, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Security Performance Factor	The Security Performance Factor is expressed as a percentage and is calculated as follows:
	•	If the Final Basket Level is equal to or greater than the Initial Basket Level, the Security Performance Factor will equal the lesser of (i) the Maximum Return and (ii) the product of (a) the Basket Return and (b) the Upside Participation Rate.
The maximum Redemption Amount is expected to be $1,317 per $1,000 principal amount (to be determined on the Trade Date).
	•	If the Final Basket Level is less than the Initial Basket Level, the Security Performance Factor will equal the Basket Return.
If the Final Basket Level is less than the Initial Basket Level, the Basket Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.
Basket Return:		Final Basket Level – Initial Basket Level Initial Basket Level
The Basket Return will be negative if the Final Basket Level is less than the Initial Basket Level.
Maximum Return:	Expected to be 31.70% (to be determined on the Trade Date).
Initial Level:	For each Basket Component, the closing level of such Basket Component on the Trade Date. In the event that the closing level for any Basket Component is not available on the Trade Date, the closing level will be determined on the immediately following trading day on which a closing level is available.

Final Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
Final Level – Initial Level Initial Level
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The level of the Basket on the Valuation Date, calculated as follows:
100 ×	[1 +	the sum of the products of [(a) the Component Return for each Basket Component and (b) the Component Weighting for such Basket Component]	]
Valuation Date:	March 2, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	March 9, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•

a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22552XAS2

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I−A dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011953/dp130590_424b2-ps1a.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a hypothetical range of performance of the Basket. The table and examples below assume an Upside Participation Rate of 300% and a Maximum Return of 31.70%. The actual Upside Participation Rate and Maximum Return will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will depend on the Final Basket Level. It is not possible to predict whether or by how much the Final Basket Level will be less than the Initial Basket Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

TABLE: Hypothetical Redemption Amounts

Basket Return	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	31.70%	$1,317
90%	31.70%	$1,317
80%	31.70%	$1,317
70%	31.70%	$1,317
60%	31.70%	$1,317
50%	31.70%	$1,317
40%	31.70%	$1,317
30%	31.70%	$1,317
20%	31.70%	$1,317
10.567%	31.70%	$1,317
10%	30%	$1,300
5%	15%	$1,150
0%	0%	$1,000
−10%	−10%	$900
−20%	−20%	$800
−30%	−30%	$700
−40%	−40%	$600
−50%	−50%	$500
−60%	−60%	$400
−70%	−70%	$300
−80%	−80%	$200
−90%	−90%	$100
−100%	−100%	$0

EXAMPLES:

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The level of the Basket increases by 50% from the Initial Basket Level to the Final Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

Security Performance Factor	=	the lesser of (i) Maximum Return and (ii) Upside Participation Rate × Basket Return
	=	the lesser of (i) 31.70% and (ii) 300% × 50%
	=	the lesser of (i) 31.70% and (ii) 150%
	=	31.70%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 1.317
	=	$1,317

In this example, at maturity you would receive a Redemption Amount equal to $1,317 per $1,000 principal amount of securities based on a return linked to the appreciation in the level of the Basket, subject to the Maximum Return. Regardless of the appreciation of the Basket, the Security Performance Factor will not exceed the Maximum Return.

Example 2: The level of the Basket increases by 5% from the Initial Basket Level to the Final Basket Level. The determination of the Redemption Amount when the Final Basket Level is greater than the Initial Basket Level is as follows:

Security Performance Factor	=	the lesser of (i) Maximum Return and (ii) Upside Participation Rate × Basket Return
	=	the lesser of (i) 31.70% and (ii) 300% × 5%
	=	the lesser of (i) 31.70% and (ii) 15%
	=	15%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 1.15
	=	$1,150

In this example, at maturity you would receive a Redemption Amount equal to $1,150 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Basket.

Example 3: The Final Basket Level is equal to the Initial Basket Level. Because the Final Basket Level is equal to the Initial Basket Level, at maturity you would receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 4: The level of the Basket decreases by 20% from the Initial Basket Level to the Final Basket Level. The determination of the Redemption Amount when the Final Basket Level is less than the Initial Basket Level is as follows:

Security Performance Factor	=	Basket Return
	=	−20%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 0.80
	=	$800

In this example, at maturity you would receive a Redemption Amount equal to $800 per $1,000 principal amount of securities because the Final Basket Level is less than the Initial Basket Level. You will be fully exposed to the depreciation in the level of the Basket from the Initial Basket Level to the Final Basket Level.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of securities. If the Final Basket Level is less than the Initial Basket Level, you will lose 1% of your principal for each 1% decline in the level of the Basket from the Initial Basket Level to the Final Basket Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Basket. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	THE PROBABILITY THAT THE FINAL BASKET LEVEL WILL BE LESS THAN THE INITIAL BASKET LEVEL WILL DEPEND ON THE VOLATILITY OF THE BASKET COMPONENTS — “Volatility” refers to the frequency and magnitude of changes in the levels of the Basket Components. The greater the expected volatility with respect to the Basket Components on the Trade Date, the higher the expectation as of the Trade Date that the Final Basket Level could be less than the Initial Basket Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Basket Components as of the Trade Date. The volatility of the Basket can change significantly over the term of the securities. The levels of the Basket Components could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Basket Components and the potential to lose a significant amount of your principal at maturity.

•	LIMITED APPRECIATION POTENTIAL — If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount of securities, you will receive at maturity $1,000 multiplied by the sum of one plus the Security Performance Factor, which will equal the lesser of (i) the Maximum Return and (ii) the product of the Upside Participation Rate and the percentage change of the Basket from the Initial Basket Level to the Final Basket Level. The Security Performance Factor will not exceed the Maximum Return, regardless of the appreciation in the level of the Basket, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity for each $1,000 principal amount of securities is $1,000 multiplied by the sum of one plus the Maximum Return.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.”  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Basket Components

•	CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Movements in the level of the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the level of one or more of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS — We are not affiliated with the Reference Share Issuers. You should make your own investigation into the Basket Components and the Reference Share Issuers. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuers.

•	THE CLASS A COMMON STOCK OF AIRBNB, INC. AND THE CLASS A COMMON STOCK OF SNOWFLAKE INC. HAVE A LIMITED TRADING HISTORY — The Class A common stock of Airbnb, Inc. began trading on the New York Stock Exchange on December 10, 2020 and the Class A common stock of Snowflake Inc. began trading on the New York Stock Exchange on September 16, 2020 and therefore have a limited historical performance. Past performance should not be considered indicative of future performance.

•	NO OWNERSHIP RIGHTS RELATING TO THE BASKET COMPONENTS — Your return on the securities will not reflect the return you would realize if you actually owned the Basket Components. The return on your investment is not the same as the total return based on the purchase of the Basket Components.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any ownership interest or rights in the Basket Components, such as voting rights or dividend payments. In addition, the issuer of the Basket Components will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Basket Components and therefore, the value of the securities.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Basket Components. However, an adjustment will not be required in response to all events that could affect the Basket Components. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

Risks Relating to the Issuer

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Basket Components or instruments related to the Basket Components. We or our affiliates may also trade in the Basket Components or instruments related to the Basket Components from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Basket Components. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of any Basket Component, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Basket and the Basket Components;

o	the time to maturity of the securities;

o	the dividend rate on the Basket Components;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the industries of the Reference Share Issuers;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Basket Components; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them.  Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Basket Components

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, Airbnb, Inc. is a platform for booking accommodations and experiences. The Class A common stock of Airbnb, Inc. is listed on the Nasdaq Stock Market. Airbnb, Inc.’s SEC file number is 001-39778 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Amgen Inc. discovers, develops, manufactures and delivers human therapeutics by using human genetics to understand diseases and the fundamentals of human biology. The common stock of Amgen Inc. is listed on the Nasdaq Global Select Market. Amgen Inc.’s SEC file number is 001-37702 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Amazon.com, Inc. is a retail company with online and physical stores offering a variety of products sold by Amazon.com, Inc. and third parties. Amazon.com, Inc. also manufactures and sells electronic devices, including Kindle e-readers, Fire tablets, Fire TVs and Echo devices and develops and produces media content. The common stock of Amazon.com, Inc. is listed on the Nasdaq Global Select Market. Amazon.com, Inc.’s SEC file number is 000-22513 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, BlackRock, Inc. is an investment management firm that provides investment and technology services to institutional and retail clients. The common stock of BlackRock, Inc. is listed on the New York Stock Exchange. BlackRock, Inc.’s SEC file number is 001-33099 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Eli Lilly and Company discovers, develops, manufactures and markets human pharmaceutical products and animal health products. The common stock of Eli Lilly and Company is listed on the New York Stock Exchange. Eli Lilly and Company’s SEC file number is 001-06351 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, lululemon athletica inc. is a designer, distributor and retailer of athletic apparel and accessories. The common stock of lululemon athletica inc. is listed on the Nasdaq Global Select Market. lululemon athletica inc.’s SEC file number is 001-33608 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Southwest Airlines Co. operates Southwest Airlines, a passenger airline that provides scheduled air transportation in the United States and near-international markets. The common stock of Southwest Airlines Co. is listed on the New York Stock Exchange. Southwest Airlines Co.’s SEC file number is 001-07259 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, MSCI Inc. is a provider of decision support tools for the investment community. The common stock of MSCI Inc. is listed on the New York Stock Exchange. MSCI Inc.’s SEC file number is 001-33812 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Micron Technology, Inc. produces memory and storage solutions, which enable disruptive trends, including artificial intelligence, machine learning and autonomous vehicles in key market segments like cloud, data center, networking and mobile. The common stock of Micron Technology, Inc. is listed on the Nasdaq Global Select Market. Micron Technology, Inc.’s SEC file number is 001-10658 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Snowflake Inc. provides a cloud data platform where customers, partners and data providers can break down data silos and derive value from data sets. The Class A common stock of Snowflake Inc. is listed on the New York Stock Exchange. Snowflake Inc.’s SEC file number is 001-39504 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Basket Components or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Basket Components and the Reference Share Issuers from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels of the Basket Components. The graph of the historical Basket performance assumes the Basket Level on January 28, 2021 was 100 and the Component Weightings were as specified on the cover of this pricing supplement. The Basket Component graphs set forth the historical performance of the Class A common stock of Snowflake Inc. from September 16, 2020 through January 28, 2021, the Class A common stock of Airbnb, Inc. from December 10, 2020 through January 28, 2021 and each other Basket Component from January 4, 2016 through January 28, 2021. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Basket Components as an indication of future performance of the Basket or the securities. Any historical trend in the levels of the Basket Components during any period set forth below is not an indication that the levels of the Basket Components are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Basket Components, see “The Basket Components” herein.

The Basket graph sets forth the historical performance of the Basket from December 10, 2020 through January 28, 2021.

The closing level of the Class A common stock of Airbnb, Inc. on January 28, 2021 was $187.37.

The closing level of the common stock of Amgen Inc. on January 28, 2021 was $247.75.

The closing level of the common stock of Amazon.com, Inc. on January 28, 2021 was $3,237.62.

The closing level of the common stock of BlackRock, Inc. on January 28, 2021 was $719.91.

The closing level of the common stock of Eli Lilly and Company on January 28, 2021 was $210.12.

The closing level of the common stock of lululemon athletica inc. on January 28, 2021 was $330.24.

The closing level of the common stock of Southwest Airlines Co. on January 28, 2021 was $44.60.

The closing level of the common stock of MSCI Inc. on January 28, 2021 was $395.23.

The closing level of common stock of Micron Technology, Inc. on January 28, 2021 was $78.39.

The closing level of the Class A common stock of Snowflake Inc. on January 28, 2021 was $273.13.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities.  In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes.  However, there is uncertainty regarding this treatment.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein.  In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected.  Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance.  In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts.  Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders.  Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

We or any Agent may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $2.50 per $1,000 principal amount of securities, of which $2.50 will be paid to certain institutions or service providers on securities not sold to certain fiduciary accounts in consideration for providing education, structuring or other services with respect to the distribution of the securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. The Agent(s) through whom we distribute securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by the Agent(s), may be compensated separately and may also receive commissions from purchasers for whom they may act as agents. In addition, an affiliate of ours will pay referral fees of $2 per $1,000 principal amount of securities. The Agent(s) may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, the Agent(s) may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Credit Suisse